2350 N. Sam Houston Parkway East Suite 300 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES INTENTION TO OFFER COMMON STOCK UNDER SHELF REGISTRATION STATEMENT

Houston, Texas - September 9, 2005...Southwestern Energy Company (NYSE: SWN) announced today that it intends to publicly offer and sell 7,300,000 newly issued shares of its common stock, excluding any option that may be granted to underwriters of the offering to purchase additional shares of common stock to cover over-allotments. The proceeds from the offering will be used to repay upon maturity $125 million of the company's senior notes due in December 2005, to fund the increases in the company's 2005 capital program announced today and to fund future capital expenditures relating to the acceleration of the development of the company's Fayetteville Shale play in Arkansas.

The shares will be issued pursuant to a shelf registration statement that was previously filed and declared effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy shares of Southwestern common stock. An offering of shares of Southwestern common stock will be made only by means of a prospectus. The prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Southwestern Energy Company is an integrated natural gas company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering, transmission, and marketing, and natural gas distribution.

Contacts:	Greg D. Kerley	Brad D. Sylvester, CFA
	Executive Vice President	Manager, Investor Relations
	and Chief Financial Officer	(281) 618-4897
(281) 618-4803

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